As filed with the Securities and Exchange Commission on December 11, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under the
Securities Act of 1933

COMBINATORX, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3514457
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

245 First Street, 16th Floor
Cambridge, Massachusetts 02142
(617) 301-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexis Borisy, A.M.
Chief Executive Officer
CombinatoRx, Incorporated
245 First Street, 16th Floor
Cambridge, Massachusetts 02142
(617) 301-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jason F. Cole, Esq.	Geoffrey B. Davis, Esq.
Senior Vice President and General Counsel	Ropes & Gray LLP
CombinatoRx, Incorporated	One International Place
245 First Street, 16th Floor	Boston, Massachusetts 02110
Cambridge, Massachusetts 02142	Phone: (617) 951-7000
Phone: (617) 301-7000	Fax: (617) 951-7050
Fax: (617) 301-7020

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE (1)

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)		Amount of registration fee(2)
Common Stock, $.01 par value per share(3)
Preferred Stock(4)
Warrants(5)
Debt securities(6)
Total	$75,000,000	(1)	$8,025

(1)                In no event will the aggregate offering price of all securities issued from time to time by the registrant under this registration statement exceed $75,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies. The securities covered by this registration statement may be sold separately, together, or as units with other securities registered under this registration statement.

(2)                The proposed maximum aggregate price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)                Subject to note (1), this registration statement covers such an indeterminate amount of common stock (with accompanying purchase rights, if any), as may be sold, from time to time, at indeterminate prices, by the registrant.

(4)                Subject to note (1), this registration statement covers such an indeterminate number of shares of preferred stock (with accompanying purchase rights, if any) as may be sold from time to time at indeterminate prices by the registrant. Also covered is such an indeterminate amount of common stock (with accompanying purchase rights, if any,) (i) as may be issuable or deliverable upon conversion of shares of preferred stock, and (ii) as may be required for delivery upon conversion of shares of preferred stock as a result of anti-dilution provisions.

(5)                Subject to note (1), this registration statement covers such an indeterminate amount and number of warrants, representing rights to purchase common stock, preferred stock and debt securities registered under this registration statement as may be sold from time to time at indeterminate prices by the registrant. Also covered is such an indeterminate amount of common stock and preferred stock (in each case, with accompanying purchase rights, if any) and debt securities (i) as may be issuable or deliverable upon exercise of warrants, and (ii) as may be required for delivery upon exercise of any warrants as a result of anti-dilution provisions.

(6)                Subject to note (1), this registration statement covers such an indeterminate amount of debt securities as may be sold from time to time at indeterminate prices by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000. Also covered is such an indeterminate amount of common stock and preferred stock (in each case, with accompanying purchase rights, if any) (i) as may be issuable or deliverable upon the exercise or conversion of debt securities, and (ii) as may be required for delivery upon exercise or conversion of debt securities as a result of anti-dilution.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated December 11, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

$75,000,000

CombinatoRx, Incorporated

Common Stock
Preferred Stock
Warrants
Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•       shares of our common stock;

•       shares of our preferred stock;

•       warrants to purchase shares of our common stock, preferred stock and/or debt securities; or

•       debt securities consisting of debentures, notes or other evidences of indebtedness.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is traded on the Nasdaq Global Market under the symbol “CRXX.” On December 8, 2006, the closing price of our common stock was $8.75.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 200

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT COMBINATORX

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and financial statements and related notes included in this prospectus.

Our Business

We are a biopharmaceutical company focused on developing synergistic combinations of approved drugs, with a portfolio of product candidates in Phase II clinical development. We apply our proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of five product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology.

We are developing our combination drugs in response to the understanding that many diseases affect the body through multiple biological pathways. The activity of a therapeutic compound against one pathway can be insufficiently effective because biological systems often compensate by using a secondary pathway. We believe that by targeting multiple pathways, our combination drug candidates may create synergistic therapeutic effects, which could result in improved treatments for many diseases.

We use our combination high throughput screening, or cHTS™, technology, to systematically screen pair-wise combinations from our library of approximately 2,000 United States, European and Japanese approved drugs in cell-based assays corresponding to major diseases such as cancer, rheumatoid arthritis, asthma, psoriasis, hepatitis, neurodegenerative diseases and diabetes. Using these cell-based assays, our

cHTS technology screens the effects of millions of possible dose-specific combinations of existing drugs in each of our selected disease models.

We have discovered pairs of approved drugs which in preclinical studies exhibit a therapeutic effect against a model for a target disease when applied in combination, even though neither drug is indicated for such disease on its own. We have also discovered pairs of drugs where our preclinical studies suggest the effectiveness or safety of one drug in its primary disease indication may be improved by combining it with another drug that, on its own, is not indicated for that disease.

We believe that our focus on combinations of approved drugs has enhanced and will continue to enhance the speed, efficiency and yield of our drug discovery and development process. We select and prioritize promising combination drug candidates identified by our cHTS technology for clinical development. Because the active pharmaceutical ingredients in our product candidates are themselves approved drugs, we have been able to move our product candidates expeditiously into human clinical studies without the need to first complete many of the extensive preclinical toxicology and pharmacology studies generally required before initiating clinical trials for a new chemical entity. We believe that this approach will allow us to make early development decisions based on studies in patients, rather than only on studies in animals.

For example, we have studied one of our product candidates, CRx-102, a combination of low dose prednisolone and dipyridamole, in a randomized, blinded, placebo-controlled phase IIa clinical trial in 83 patients with moderate to severe osteoarthritis of the hand. The study met its primary endpoint of improvement in the AUSCAN visual analog pain scale. Analysis of the primary endpoint shows mean change from baseline in the CRx-102 group was a 31% improvement in pain, compared to mean change from baseline in the placebo group of a 7% improvement in pain. This percentage improvement in pain was statistically significant with p=0.007. CRx-102 was generally well tolerated and there were no serious adverse events reported from patients taking CRx-102. The most common adverse events observed with CRx-102 were headache and nausea, known side effects of dipyridamole, one of the two components of CRx-102. Secondary endpoints of the study included assessment of the patient global assessment, the AUSCAN physical function subscale, pain relief of joints of the hand and biomarkers.

We have also studied CRx-102 in a randomized, blinded, placebo-controlled phase IIa clinical trial of 59 patients with rheumatoid arthritis. The clinical trial compared CRx-102 plus a disease-modifying anti-rheumatic drug (DMARD) to placebo plus DMARD in subjects with rheumatoid arthritis. In this trial, CRx-102 demonstrated a statistically significant improvement on the primary endpoint of reduction of c-reactive protein, with a 50% median reduction from baseline to day 42 compared to 19% with control (p=0.024). CRx-102 also demonstrated statistically significant improvements in two clinical measures of efficacy, ACR 20, a standard measure developed by the American College of Rheumatology to rate RA disease improvement and DAS 28, a composite disease activity score using 28 joint counts that is used to monitor disease activity in RA patients. Patients are classified as ACR20 responders if they demonstrate a 20% improvement from baseline in tender and swollen joint count and at least 3 of 5 other symptom related criteria.  In the rheumatoid arthritis trial, CRx-102 demonstrated a statistically significant  improvement in both the ACR 20 score, with a 63% response at day 42 compared to 30% with control (p=0.025) and the DAS28 score, with a -1.6 mean change from baseline to day 42 compared to -0.7 with control (p=0.016)

In this rheumatoid arthritis study, CRx-102 was generally well tolerated and there were no serious adverse events reported for subjects treated with CRx-102. The most common adverse events observed with CRx-102 that occurred with a frequency of greater than 5% were headache, gastro-intestinal symptoms and dizziness, known side effects of dipyridamole, one of the two components of CRx-102. Based on the results of these and other clinical trials of CRx-102, we can make decisions about the future development of CRx-102.

Because we have developed a portfolio of product candidates and believe that our drug discovery technology will enable us to identify additional product candidates, we expect to use objective commercial and scientific criteria to select which product candidates to advance to later stage clinical trials. As we obtain results from our other clinical trials, we may elect to discontinue or delay trials for certain product candidates in order to refocus our resources on more promising product candidates.

For proof-of-concept clinical trials of each of our product candidates, we have used and plan to use a controlled regimen of commercially available dosages of the active pharmaceutical ingredients of our product candidate designed to simulate our expected commercial formulation. We plan to develop and commercialize our product candidates using formulations whose pharmacology, dosage strength and route of delivery are determined on the basis of the observed activity of their active pharmaceutical ingredients when administered in combination.

We believe that the product candidates discovered using our cHTS technology have the potential to be drugs with new, synergistic mechanisms of action and enhanced medical benefits.

Risks Affecting Our Business

You should carefully consider, in addition to the other information contained in or incorporated by reference into this Prospectus or any supplement, the specific risks set forth under the caption “Risk Factors” section beginning on page 3.

Corporate Information

We were incorporated in Delaware on March 28, 2000 under the name CombinatoRx, Incorporated. Our principal executive office is located at 245 First Street, Sixteenth Floor, Cambridge, MA  02142, and our telephone number is (617) 301-7000. Our website address is www.combinatorx.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus and is not part of this prospectus. We have two subsidiaries, CombinatoRx (Singapore) Pte. Ltd. and CombinatoRx Securities Corp. Unless otherwise stated, all references to “CombinatoRx,” “us,” “our,” “we,” the “Company” and similar designations refer to CombinatoRx, Incorporated. CombinatoRx®, the “CombinatoRx” logo, CRx, CRx Pharmaceuticals and CRx Therapeutics are trademarks of CombinatoRx, Incorporated. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

RISK FACTORS

Investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider each of the risks and uncertainties described below, or in any prospectus supplement or in any annual report on form 10-K or quarterly report on 10-Q that are filed subsequent to the date of this prospectus and incorporated by reference, before you decide to invest in our common stock. You should also refer to the other information in this prospectus, including our financial statements and related notes. If any of the following risks and uncertainties actually occurs, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Related to Our Discovery, Development and Commercialization of New Medicines

Our approach to the discovery and development of combination drugs is unproven and may never lead to commercially viable products.

Our approach to drug discovery and development is complex and unproven and has not been successfully used or, to our knowledge, attempted by any company. Previously unrecognized or unexpected defects or limitations to our drug discovery technology may emerge, which we may also be unable to overcome or mitigate. We cannot be certain of the value of any of our current or future product candidates. None of the product candidates identified or developed to date, through the application of our business model and drug discovery technology, has been approved by any regulatory agency for commercial sale or been commercialized.

While we are advancing product candidates into phase I/II or phase IIa proof-of-concept clinical trials on the basis of their approved drug components, these product candidates could fail in these or future clinical trials. In addition, we may be required to conduct additional preclinical and phase I clinical studies for the new formulations we develop of our product candidates. If the additional preclinical or phase I clinical studies required for a product candidate’s formulation are extensive, it could delay or prevent further development of the product candidate. Regulatory approval for a combination drug generally requires additional clinical trials to compare the activity of each component drug with the combination. As a result, it may be more difficult and costly to obtain regulatory approval of a combination drug than of a new drug containing only a single active pharmaceutical ingredient.

Our business model is dependent on the ability of our proprietary high throughput discovery technology to identify additional promising product candidates. High throughput screening involves testing large numbers of compounds in cell-based assays using automated systems that measure the biological activity of the compounds and provide detailed data regarding the results. Because our high throughput discovery technology is unproven, we cannot be certain that we will be able to discover additional drug combinations that show promising effects in our cell-based disease models and preclinical studies, which we can advance into clinical trials. As a result, we may not be able to identify additional product candidates. Many other companies with substantially greater resources than ours use high throughput screening for drug discovery. These or other companies may have developed or could in the future develop combination screening technology equal or superior to our technology.

For these and other reasons, our approach to drug discovery and development may not be successful and our business model may not generate viable products or revenue. Even if our approach is theoretically viable, we may not complete the significant research and development or obtain the financial resources and personnel required to further develop and apply our discovery technology, advance promising product candidates to and through clinical trials, and obtain required regulatory approvals.

Our results to date provide no basis for predicting whether any of our product candidates will be safe or effective, or receive regulatory approval.

All of our product candidates are in an early stage of development and their risk of failure is high. To date, the data supporting our drug discovery and development programs is derived from either laboratory and preclinical studies and limited early stage clinical trials that were not all designed to be statistically significant or proof-of-concept clinical trials, some of which are exploratory in nature. It is impossible to predict when or if any one of our product candidates will prove effective or safe in humans or will receive regulatory approval. If we are unable to discover or successfully develop drugs that are effective and safe in humans, we will not have a viable business.

We may be unable to find safe and effective doses and dose ratios for our product candidates without extensive clinical trials and substantial additional costs, if at all.

We must select the doses, including the amount, frequency and duration, of each of the two active pharmaceutical ingredients included in our product candidates, and the relative amounts, or dose ratios, of these doses. Our clinical trials in humans may show that the doses or dose ratios we select based on our high throughput screening, animal testing or early clinical trials do not achieve the desired therapeutic effect in humans, or achieve this effect only in a small part of the population. Even if the doses or dose ratios we select show efficacy in humans, the resulting doses or dose ratios of our active pharmaceutical ingredients may not have acceptable safety profiles for our targeted indications. Furthermore, even if we believe that our preclinical and clinical studies adequately demonstrate that the doses or dose ratios we select for our product candidates are safe and effective in humans, the FDA or other regulatory agencies in foreign jurisdictions may conclude that our clinical trials do not support our conclusion. We may be required to conduct additional long-term clinical studies and provide more evidence substantiating the safety and effectiveness of the doses or dose ratios we select in a significant patient population. If we need to adjust the doses or dose ratios, we may need to conduct new clinical trials. We may also be required to make different doses or dose ratios available for different types of patients. All of this may result in significant delays and additional costs or prevent commercialization of our product candidates.

The approved drugs included in our product candidates may have adverse or unacceptable side effects and we may not be able to achieve an acceptable level of side effect risks, compared to the potential therapeutic benefits, for our product candidates.

The approved drugs included in our combination product candidates have known adverse side effects. These side effects may be acceptable when an ingredient is used in its approved dosage to achieve a therapeutic benefit for its currently approved indications, but the side effect risk compared to the therapeutic benefit may not be acceptable when used for the intended indications for the product candidate. These side effects may also make it difficult for us to obtain regulatory or other approval to initiate clinical trials of our product candidates. In addition, the therapeutic effect of an approved drug in its currently approved indications may be inappropriate or undesirable in the intended indication for our product candidate. Also, the adverse side effects of an approved drug may be enhanced when it is combined with the other approved drug in the product candidate or other drugs patients are taking, or the combined drugs in a product candidate may produce additional side effects. Adverse side effects of the approved drugs could, in any of these situations, prevent successful development and commercialization of some or all of our product candidates, because the risks associated with the approved drug component may outweigh the therapeutic benefit of the combination.

The development of a product candidate could be adversely affected by safety or efficacy issues that subsequently arise or become the focus of increased attention or publicity regarding use of either of the approved drugs which comprise the product candidate or similar drugs. We could be forced to abandon a product candidate or an approved product, if any, due to adverse side effects from long-term or other use of one of the active pharmaceutical ingredients in the product candidate or product, even if such long-term or other use is not contemplated for such product candidate or product.

Four of our product candidates, and several of our earlier stage preclinical products, seek to increase the therapeutic effect of a reduced-dose corticosteroid or a calcineurin inhibitor by the combination of such steroid or calcineurin inhibitor with a second pharmaceutical ingredient that serves as an enhancer agent. The adverse side effects of the steroids, the calcineurin inhibitor and the antidepressant or other enhancer agent included in these drug candidates are significant and generally increase as their dosage and/or duration of therapy increases. As a result, the success of these product candidates depends upon the ability of an acceptable dose of the candidate’s enhancer agent to selectively amplify the therapeutic effect of a reduced-dose steroid or reduced-dose calcineurin inhibitor, without causing unacceptable expected or unexpected adverse side effects. To achieve sufficient efficacy in humans, we may need to include higher doses of the steroid or calcineurin inhibitor, or of the enhancer agent, than we expected to include based on our screening procedures, preclinical trials and limited clinical trials. As a result, our selective steroid amplifier, our enhanced calcineurin inhibitor or synergistic cytokine modulator product candidates could have greater adverse side effects than anticipated and could fail to achieve risk-to-benefit profiles that would justify their continued development.

Certain antidepressants, including the antidepressants in our product candidates, CRx-139 and CRx-150, carry a black box warning and expanded warning statements that alert health care providers to an increased risk of suicidality in children and adolescents being treated with these drugs. Several scientific publications also suggest the possibility of an increased risk for suicidal behavior in adults, in addition to children and adolescents, who are being treated with antidepressant medications. In particular, studies and publications suggest that selective serotonin reuptake inhibitors, including the antidepressant included in CRx-139, may increase the risk of suicidal behavior in adults. The FDA has begun a complete review of all available data to determine whether there is an increased risk of suicidality in adults being treated with antidepressant medications. The outcome of this review may lead to additional product labeling or even suspension of the use of some or all of the anti-depressants included in our product candidates, which would delay or prevent the continuation of our clinical trials, development and eventual commercialization of these product candidates.

Significant adverse side effects of the component drugs included in our clinical stage product candidates include: in the case of our selective steroid amplifier product candidates, fluid and electrolyte imbalances, muscle and bone loss, diabetes, somnolence, suicidality, weakness, birth defects, abdominal distress, peptic ulceration, arrhythmias, cataracts, avascular osteonecrosis, glaucoma, myopathy, and nausea; in the case of our product candidate CRx-150, dizziness, abdominal distress and headache; and in the case of our oncology product candidate, drowsiness, low blood pressure, pancreatic damage, tardive dyskinesia, and confusional states. These side effects are not the only side effects of the components of our clinical stage product candidates, but are provided based on their severity and expected frequency of occurrence. The occurrence of these or other significant adverse side effects such as electrocardiogram changes, hepatic or renal dysfunction, myocardial infarction, infections, weight gain, immunosuppression, tachycardia and agranulocytosis could lead to difficulty in obtaining regulatory or other approval for clinical trials of our product candidates, the termination of our clinical trials or could result in product liability claims.

The active pharmaceutical ingredients in our product candidates may produce adverse side effects when delivered in combination.

While an active pharmaceutical ingredient in one of our product candidates may be safe, or have an acceptable risk-to-benefit profile when administered as a single agent for its approved indications, the same active pharmaceutical ingredient when delivered in combination with the other active pharmaceutical ingredient in the product candidate or other drugs being taken by patients we are seeking to treat may cause serious unexpected or unacceptable adverse side effects. Our discovery technology is not designed to and does not detect adverse side effects that may result from the combination of the two drugs, and these side effects may not be detected in any preclinical toxicology studies we conduct. Side effects resulting from the delivery in combination of our product candidates or the interaction with other drugs could be discovered in the course of performing clinical trials of our product candidates. In addition, the active pharmaceutical ingredients in a product candidate may not be approved for treatment of the product candidate’s targeted disease and may result in additional adverse side effects not typically associated with products for treatment of such a disease. The FDA or other regulators could require preclinical and phase I studies testing for combination side effects before we advance product candidates to further clinical trials.

We may not be able to initiate and complete clinical trials for our product candidates.

Conducting clinical studies for any of our drug candidates requires finding appropriate clinical sites and clinical investigators, securing approvals for such studies from the independent review board at each such site and local regulatory authorities and enrolling sufficient numbers of patients. We may not be able to arrange for appropriate clinical trials for our product candidates, secure the necessary approvals or enroll the necessary number of participants. In particular, we have experienced delays in enrollment of our Phase IIa Rheumatoid Arthritis clinical trials, primarily due to competing therapies otherwise available to the relevant patient population. In addition, we cannot guarantee that outside clinical investigators conducting our clinical trials will conduct them in compliance with applicable United States or foreign regulations. Clinical sites may fail the FDA’s or other regulatory agencies’ inspections or reviews and our trials could be halted for these or other reasons. As a result of these risks, our clinical trials may be extended, delayed or terminated, which could delay the receipt of clinical results for our product candidates, which could delay, impede or stop the development, regulatory approval or successful commercialization of our product candidates.

Our product candidates are combinations of approved drugs that are commercially available and marketed by other companies. As a result, our products may be subject to substitution and competition.

We anticipate that the approved drugs that are combined to produce our product candidates are likely to be commercially available at prices lower than the prices at which we would seek to market our product candidates. We cannot be sure that physicians will view our products as sufficiently superior to a treatment regime of the individual active pharmaceutical ingredients as to justify the significantly higher cost we expect to seek for our combination products, and they may prescribe the individual drugs already approved and marketed by other companies instead of our combination products. Even if we are issued patents covering the composition of matter or method of use of our combination products, those patents may be ineffective as a practical matter to protect against physicians prescribing the individual drugs marketed by other companies instead of our combination products. To the extent that the price of our products is significantly higher than the prices of the individual components as marketed by other companies, physicians may have a greater incentive to write prescriptions for the individual components instead of for our combination products, and this may limit how we price our products. Similar concerns could also limit the reimbursement amounts private health insurers or government agencies in the United States are prepared to pay for our products, which could also limit market and patient acceptance of our products, and could negatively impact our revenues and net income, if any. Physicians might also prescribe the individual components of a product candidate prior to its approval, which could adversely affect our development of the product candidate due to our lack of control over the administration to patients of the combination of active pharmaceutical ingredients in our product candidate, the occurrence of adverse effects, and other reasons. Such pre-approval use could also adversely affect our ability to market and commercialize any such product candidate which we successfully develop.

In many countries where we plan to market our products, including Europe, Japan and Canada, the pricing of prescription drugs is controlled by the government or regulatory agencies. Regulatory agencies in these countries could determine that the pricing for our products should be based on prices for their active pharmaceutical ingredients when sold separately, rather than allowing us to market our products at a premium as new drugs.

We must create commercially viable pharmaceutical formulations for our product candidates.

The success of a product candidate may depend on our ability to develop a formulation of the product candidate that is superior to a treatment regime of the two approved drugs included in the product candidate taken separately. In some instances, to be commercially successful, this formulation must have a different method of administration than the approved drugs. Developing such formulations could be costly and difficult. We expect to rely on third party suppliers to develop the pharmaceutical formulations, delivery methods or packaging for our product candidates and they may not be successful in doing so. Defects in the formulation, delivery method or packaging of any of our product candidates could delay our ability to conduct clinical trials or require us to repeat clinical trials using a revised formulation, delivery method or packaging. If we are unsuccessful in creating commercially viable formulations, delivery methods or packaging, we may never generate product revenue or be profitable.

We may devote substantial time and resources to clinical trials that may not be predictive of efficacy in other indications or to screening a cell-based model which is not predictive of results in humans.

We have conducted exploratory Phase IIa clinical trials of two of our product candidates, CRx-102 and CRx-150, in patients with chronic adult periodontitis, a bacterial disease of the gums with an inflammatory component. Each of these product candidates has been or is being studied in clinical trials of other immuno-inflammatory diseases. These periodontitis clinical trials were designed as exploratory studies to measure the effect of our product candidates on a number of immuno-inflammatory biomarkers, in addition to an endpoint of efficacy in the treatment of periodontitis. We believe the results of these studies will allow us to compare and contrast the immuno-inflammatory properties of our portfolio of immuno-modulating product candidates and potentially inform our decisions as to which immuno-inflammatory diseases these product candidates should be developed to treat. To our knowledge, the use of clinical trials in chronic adult periodontitis to predict the efficacy of a product candidate in another immuno-inflammatory disease has not been previously done. Due to the unproven nature of this approach to the clinical development of certain of our product candidates, there are risks that the results from these clinical trials will not be sufficient to inform our clinical development decisions regarding CRx-102 and CRx-150 or that positive or negative results from these clinical trials may not be predictive of efficacy of these product candidates in other immuno-inflammatory diseases we are interested in developing drugs to treat. If these periodontitis clinical trials do not provide useful data or are not predictive of efficacy in other indications, we will be required to make development decisions based on the results of the other clinical trials of these product candidates in specific immuno-inflammatory diseases, which could delay the development of these product candidates. Furthermore, results from the exploratory clinical trials for one of our product candidates may not be indicative of results from these clinical trials for our other product candidates, and our ability to compare results across these clinical trials may be limited due to differing clinical trial designs. In addition, we may be required to expend additional resources on additional clinical trials or other research to determine whether to develop these product candidates.

In addition, when conducting high throughput screening of selected cell-based models for specific diseases, we must devote months of time to testing thousands or millions of drug and dose combinations against a cell-based model for a selected disease. We may not be able to obtain, through our screening of a cell-based model, the information we seek regarding the effects of drug and dose combinations on multiple biological pathways. The cell-based model that we select may not accurately predict the effects in humans of the drug and dose combinations tested in the model. This failure may not be apparent until the completion of costly clinical trials. As a result, we may expend considerable resources and substantial time in generating results that are not useful or in conducting clinical trials that are not successful.

Financing arrangements for our subsidiary CombinatoRx (Singapore) Pte Ltd., which we refer to as CombinatoRx Singapore, may cause substantial dilution to our stockholders, limit our control over important development decisions, divert resources away from other projects, prevent us from entering into relationships with third parties for infectious disease indications and result in the loss of significant intellectual property rights.

Exercise by BioMedical Sciences of the rights granted to it to convert its shares of preferred stock in our Singapore subsidiary and convertible promissory notes issued by our Singapore subsidiary that they hold into shares of our common stock could result in substantial dilution to our stockholders. BioMedical Sciences may convert its shares of convertible preferred stock and convertible promissory notes in our Singapore subsidiary issued prior to November 9, 2005 into our common stock at a conversion price of $10.803 or, in the case of convertible promissory notes issued by the subsidiary on or after December 9, 2005, at a 40% premium to the volume- weighted average price of our common stock over the 20 trading days immediately prior to the issuance of the note, which in the case of the promissory note issued by our Singapore subsidiary with a $3.5 million principal amount on June 8, 2006, at a conversion price of $11.572. These prices may be substantially less than the market price of our shares at the time of conversion or the price per share paid by investors in this offering.

As a condition of the financing provided to our subsidiary by BioMedical Sciences, we agreed to enter into a Services Agreement requiring us to provide substantial assay development and screening services to our subsidiary over the next four years and to assign to our subsidiary ownership of all intellectual property rights covering combination therapies for the treatment of infectious disease discovered by us through our work under the Services Agreement. We have also agreed to provide screening services in the field of the therapeutic treatment of infectious disease through combination therapies exclusively to the subsidiary and not to compete with the subsidiary, which will prevent us from doing work in infectious disease indications for third parties. We will commit substantial personnel resources to support operations of the subsidiary, both directly and under the Services Agreement, which could adversely affect our other operations. The performance of this work for the subsidiary may limit our ability to perform work on other disease indications. Assignment of the intellectual property rights to the subsidiary exposes us to the risk that the subsidiary may be unable to successfully develop promising therapies.

Our Singapore subsidiary will need substantially greater resources to commercialize any promising combination therapy than the resources provided by the BioMedical Sciences financing and may not be able to obtain such financing on terms acceptable to the subsidiary, us or BioMedical Sciences. BioMedical Sciences has extensive control over the operations of the subsidiary and we will not control development decisions regarding the combination therapies assigned to the subsidiary or other major decisions to be made in regard to the subsidiary.

If we or our subsidiary defaults on our obligations to BioMedical Sciences, we could lose our entire interest in the subsidiary and have no further ability to commercialize the intellectual property assigned to the subsidiary for the therapeutic treatment of infectious diseases.

Our equity interest in the subsidiary is illiquid and cannot be transferred or sold for at least four years. In addition, our equity interest in the Singapore subsidiary is junior to the preferred stock and secured convertible promissory notes of the subsidiary held by Biomedical Sciences, and would likely be worthless in the event of any liquidation or forced sale of the subsidiary or its assets.

A material component of our business strategy is to establish and maintain collaborative relationships to fund research and possible development and commercialization of combination product candidates, by us or by collaborators. If we or any collaborator terminates or fails to perform any obligations under our collaboration agreements, the development and commercialization of product candidates under these agreements could be delayed or terminated.

A material component of our business strategy is to establish and maintain collaborative arrangements with pharmaceutical, biotechnology and medical device companies, research institutions and foundations, and to seek grants from agencies of the United States government, to fund research and possible development and commercialization of combination drug products for the treatment of diseases. We also intend to seek to establish collaborative relationships to obtain domestic or international sales, marketing and distribution capabilities if any of our combination product candidates receive regulatory approval.

The process of establishing collaborative relationships is difficult, time-consuming and involves significant uncertainty. Moreover, even if we do establish collaborative relationships, it may be difficult for us to maintain or perform under such collaboration arrangements, as our funding resources may be limited or our collaborators may seek to renegotiate or terminate their relationships with us due to unsatisfactory clinical results, a change in business strategy, a change of control or other reasons. If we or any collaborator fails to fulfill any responsibilities in a timely manner, or at all, our research, clinical development or commercialization efforts related to that collaboration could be delayed or terminated. Additionally it may become necessary for us to assume responsibility for activities that would otherwise have been the responsibility of our collaborator. Further, if we are unable to establish and maintain collaborative relationships on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of funding.

Our collaborations are generally new, and we have only a short history of working together with Angiotech, Fovea, CFFT, HenKan or our other collaborators and cannot predict the success of any of our collaborations. Our collaborations typically involve a complex allocation of responsibilities, costs and benefits and provide for milestone payments to us upon the achievement of specified clinical and regulatory milestones. Our collaborations also may provide us with royalty-based revenue if product candidates are successfully commercialized. Under the Angiotech and other collaborations, we will rely on our collaborators to provide resources to develop new product candidates and to potentially achieve these milestones and commercialize any new products. We may not be able to achieve any of the milestones provided in our Angiotech or other collaboration agreements or derive any license or royalty revenue with respect to these collaborations.

If we fail to manage our growth, our operations and financial results could be adversely affected.

Since our inception in 2000, we have grown to approximately 135 employees and advanced seven product candidates into clinical trials. We have expanded our operations and strategic relationships at a rapid pace through numerous collaborations, including with Angiotech, Fovea, the Cystic Fibrosis Foundation Therapeutics, Inc., the Spinal Muscular Atrophy Foundation, HenKan Pharmaceutical, CHDI, Inc., National Institutes of Health, Accelerate Brain Cancer Care and through our subsidiary CombinatoRx Singapore. We have experienced a period of rapid growth that has placed a strain on our administrative and operational infrastructure. We expect this strain to continue as we continue to grow and seek to obtain and manage collaborations and relationships with third parties. We must continue to refine and expand our research and development capabilities, our management of the clinical trial process, access to financing resources and technology. As we grow, we must continue to hire, train, supervise and manage new employees. We may not be successful in hiring sufficient research, development, clinical, regulatory and administrative personnel and management to manage our expansion effectively. If we are unable to manage our growth, our operations and financial results could be adversely affected.

We may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable product candidates.

We have limited technical, managerial and financial resources to determine which of our product candidates should proceed to initial clinical trials, later stage clinical development and potential commercialization. We may make incorrect determinations. Our decisions to allocate our research, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also be incorrect and could cause us to miss valuable opportunities.

We have no manufacturing, sales or distribution capabilities and may not obtain the collaboration, development, commercialization, manufacturing or other third party relationships that we will require to develop, commercialize and manufacture some or all of our product candidates.

We have no manufacturing, sales or distribution capabilities and lack the collaborations, resources, capabilities, and experience necessary to clinically develop, formulate, manufacture, test, market and sell pharmaceuticals. As a result, to succeed in our business plan, we will be dependent on the efforts of third parties. We expect to depend on collaborators, licensees, clinical research organizations, manufacturers and other third parties to formulate product candidates, to conduct clinical trials for some or all of our product candidates, to manufacture clinical and commercial scale quantities of our product candidates and products and to market, sell, and distribute any products we successfully develop. We also rely on obtaining sufficient quantities of the approved drugs in our product candidates from sources acceptable to the FDA and other regulators for early stage clinical trials.

We expect to be able to develop and commercialize many of our product candidates only with the participation of pharmaceutical or biotechnology company collaborators or by out-licensing rights to the product candidates. Pharmaceutical and biotechnology companies and others may be reluctant to collaborate with us or to license rights to our product candidates due to the unproven nature of our drug discovery and development approach, the fact that the active pharmaceutical ingredients in our product candidates are approved drugs marketed by other companies, the risk that healthcare providers may substitute the component active pharmaceutical ingredients for our proposed combination products, concerns regarding the pricing of and reimbursement for our product candidates if they are successfully developed, or other factors.

We cannot guarantee that we will be able to successfully negotiate agreements for relationships with collaborators, partners, licensees, clinical investigators, manufacturers and other third parties on favorable terms, if at all. If we are unable to obtain these agreements, we may not be able to clinically develop, formulate, manufacture, test, obtain regulatory approvals for or commercialize our product candidates.

We expect to expend substantial funds and management time and effort to enter into relationships with these third parties and, if we successfully enter into such relationships, to manage these relationships. However, we cannot control the amount or timing of resources our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will succeed in a timely fashion, if at all.

Disputes under key agreements could delay or prevent development or commercialization of our product candidates.

Any agreements we have or may enter into with third parties, such as collaboration, license, formulation supplier, manufacturing, testing, clinical research organization or clinical trial agreements, may give rise to disputes regarding the rights and obligations of the parties. Disagreements could develop over rights to ownership or use of intellectual property, the scope and direction of research and development, the approach for regulatory approvals or commercialization strategy. We intend to conduct research programs in a range of therapeutic areas, but our pursuit of these opportunities could result in conflicts with the other parties to these agreements who may be developing or selling pharmaceuticals or conducting other activities in these same therapeutic areas. Any disputes or commercial conflicts could lead to the termination of our agreements, delay progress of our product development programs, compromise our ability to renew agreements or obtain future agreements, lead to the loss of intellectual property rights or result in costly litigation.

We may not be able to gain market acceptance of our product candidates, which would prevent us from becoming profitable.

We cannot be certain that any of our product candidates, if approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical companies or others. Demonstrating the safety and efficacy of our product candidates and obtaining regulatory approvals will not guarantee future revenue. Sales of medical products largely depend on the reimbursement of patients’ medical expenses by government healthcare programs and private health insurers. Governments and private insurers closely examine medical products to determine whether they should be covered by reimbursement and if so, the level of reimbursement that will apply. We cannot be certain that third party payers will sufficiently reimburse sales of our products, or enable us to sell our products at profitable prices. Sales of medical products also depend on physicians’ willingness to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost-effective. We cannot predict whether physicians, other healthcare providers, government agencies or private insurers will determine that our products are safe, therapeutically effective and cost effective relative to competing treatments, including a treatment regime of the individual approved drugs included in our combination products.

If we are not able to retain our current senior management team or attract and retain qualified scientific, technical and business personnel, our business will suffer.

We are dependent on the members of our management team for our business success. In addition, an important element of our strategy is to take advantage of the development, regulatory and commercialization expertise of our current management. Our employment agreements with our executive officers are terminable on short notice or no notice. The loss of any one of our executive officers could result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the development and further commercialization of our product candidates. We currently have a key person life insurance policy on Mr. Borisy, in the amount of $1 million.

To grow, we will need to hire a significant number of qualified commercial, scientific and administrative personnel. However, there is intense competition for human resources, including management in the technical fields in which we operate, and we may not be able to attract and retain qualified personnel necessary for the successful development and commercialization of our product candidates. As we grow, the inability to attract new employees when needed or to retain existing employees could limit our growth and harm our business.

Risks Related to Our Financial Results and Need for Additional Financing

We have a history of operating losses, expect to incur significant and increasing operating losses and may never be profitable. Our stock is a highly speculative investment.

We commenced operations in March 2000 and have a very limited operating history for you to evaluate our business. We have no approved products and have generated no product revenue. We have incurred operating losses since our inception in 2000. As of September 30, 2006, we had an accumulated deficit of $122.7 million. We have spent, and expect to continue to spend, significant resources to fund research and development of our product candidates and to enhance our drug discovery technology. We expect to incur substantial and increasing operating losses over the next several years as our research, development, preclinical testing, and clinical trial activities increase. As a result, our accumulated deficit will also increase significantly.

Our product candidates are in the early stages of development and may never result in any revenue. We will not be able to generate product revenue unless and until one of our product candidates successfully completes clinical trials and receives regulatory approval. As our most advanced product candidates are in or are emerging from the proof-of-concept stage, we do not expect to receive revenue from any product candidate for the foreseeable future. We may seek to obtain revenue from collaboration or licensing agreements with third parties. Our current collaboration and license agreements may not provide us with material, sustainable ongoing future revenue, and we may not be able to enter into additional collaboration agreements. Even if we eventually generate product revenues, we may never be profitable, and if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We may be unable to raise the substantial additional capital that we will need to sustain our operations.

We will need substantial additional funds to support our planned operations. Based on our current operating plans, we expect our existing resources to be sufficient to fund our planned operations for approximately the next two and one half years. We may, however, need to raise additional funds before that time if our research and development expenses exceed our current expectations or our collaboration funding is less than our current expectations. This could occur for many reasons, including:

•       some or all of our product candidates fail in clinical or preclinical studies or prove to be less commercially promising than we expect and we are forced to seek additional product candidates;

•       our product candidates require more extensive clinical or preclinical testing or our clinical trials take longer to complete than we currently expect;

•       we advance more of our product candidates than expected into costly later stage clinical trials;

•       we advance more preclinical product candidates than expected into early stage clinical trials;

•       we determine or are required to conduct more high throughput screening than expected against current or additional disease targets to develop additional product candidates;

•       we are required, or consider it advisable, to acquire or license rights from one or more third parties; or

•       we determine to acquire or license rights to additional product candidates or new technologies.

While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or others. These arrangements would generally require us to relinquish rights to some of our technologies, product candidates or products, and we may not be able to enter into such agreements, on acceptable terms, if at all. The arrangements also may include issuances of equity, which may also be dilutive to, or otherwise adversely affect, holders of our common stock. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our research or development programs, including some or all of our product candidates.

Risks Related to Regulatory Approvals

The regulatory approval process is costly and lengthy and we may not be able to successfully obtain all required regulatory approvals.

The preclinical development, clinical trials, manufacturing, marketing, testing and labeling of pharmaceuticals and medical devices are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. We or our collaborators must obtain regulatory approval for product candidates before marketing or selling any of them. The approval process is typically lengthy and expensive, and approval is never certain. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. The FDA and foreign regulatory agencies have substantial discretion in the drug and medical device approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products and medical devices can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Any delay in obtaining, or failure to obtain, approvals could prevent or adversely affect the marketing of our products or our collaborator’s products and our ability to generate product revenue. The risks associated with the approval process include delays or rejections in the regulatory approval process based on the failure of clinical or other data to meet expectations, or the failure of the product or medical device to meet a regulatory agency’s requirements for safety, efficacy and quality. In addition, regulatory approval, if obtained, may significantly limit the indicated uses for which a product may be marketed.

We or our collaborators may delay, suspend or terminate clinical trials for commercial distribution of any of our product candidates or their associated medical devices or products at any time for reasons including:

•       ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•       delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•       delays in enrolling patients and volunteers into clinical trials;

•       lower than anticipated retention rates of patients and volunteers in clinical trials;

•       the need to repeat clinical trials as a result of inconclusive or negative results or poorly executed testing;

•       lack of effectiveness of a product candidate in other clinical trials;

•       lack of sufficient funds for further clinical development;

•       insufficient supply or deficient quality of product candidate materials or other materials necessary to conduct our clinical trials;

•       unfavorable regulatory inspection of a manufacturing, testing, labelling or packaging facility for drug substance or drug product;

•       unfavorable regulatory inspection and review of a clinical or pre-clinical trial site or records of any clinical or preclinical investigation;

•       serious and unexpected drug-related side effects or adverse device effects experienced by participants in our clinical trials or following commercialization; or

•       the placement of a clinical hold on a product candidate in an ongoing clinical trial.

Positive or timely results from preclinical studies and early clinical trials do not ensure positive or timely results in late stage clinical trials or product approval by the FDA or any other regulatory authority. Product candidates that show positive preclinical or early clinical results often fail in later stage clinical trials. Data obtained from preclinical and clinical activities is susceptible to varying interpretations, which could delay, limit, or prevent regulatory approvals.

We have limited experience in conducting the clinical trials required to obtain regulatory approval. We may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of patients, or begin or successfully complete clinical trials in a timely fashion, if at all. Any failure to perform may delay or terminate the trials. Our current clinical trials may be insufficient to demonstrate that our potential products are active, safe, or effective and as a result we may decide to abandon further development of such product candidates. Additional clinical trials may be required if clinical trial results are negative or inconclusive, which will require us to incur additional costs and significant delays. If we do not receive the necessary regulatory approvals, we will not be able to generate product revenues and will not become profitable. We may encounter significant delays in the regulatory process that could result in excessive costs that may prevent us from continuing to develop our product candidates. In addition, the failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions and other actions that could impair our ability to conduct our business.

The FDA and other regulatory agencies may require additional preclinical and phase I clinical data for our combination products.

Our proposed products are composed of drugs previously approved as single agents, and as a result, there is significant pre-existing information on the safety of those drugs as single agents for their approved indications in the form of animal studies, phase I pharmacokinetic and other clinical studies and actual clinical experience. Nonetheless, new safety issues may arise when the previously approved drugs are used in combination in our products or when the proposed combination products are used in different treatment regimens for disease indications different than the disease indications for which the components are used as single agents. For example, the combination might be proposed for long-term use for a chronic condition, while the single agents are currently approved for short-term use in acute conditions. In addition, if a component has not been approved in all jurisdictions in which approval of the combination is sought, the regulatory agencies having authority over the combination in the jurisdictions that had not approved each component as a single agent may require us to submit data that would not otherwise be required. If any of these issues arises, we may be required to conduct additional preclinical and phase I clinical trials for the formulations we develop of our product candidates. If the additional preclinical or phase I clinical trials required for a product candidate’s formulation are extensive, it could delay or prevent further development of the product candidate.

The FDA and other regulatory agencies may require more extensive or expensive trials for our combination product candidates than may be required for single agent pharmaceuticals.

To obtain regulatory approval for our combination product candidates, we may be required to show that each active pharmaceutical ingredient in the product candidate makes a contribution to the combined product candidate’s claimed effects and that the dosage of each component, including amount, frequency and duration, is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy. As a result, we may be required to conduct clinical trials comparing each component drug with the combination. This could require us to conduct more extensive and more expensive clinical trials than would be the case for many single agent pharmaceuticals. The need to conduct such trials could make it more difficult and costly to obtain regulatory approval of a combination drug than of a new drug containing only a single active pharmaceutical ingredient.

Even if we receive regulatory approvals for marketing our product candidates, if we fail to comply with continuing regulatory requirements, we could lose our regulatory approvals, and our business would be adversely affected.

The FDA and other regulatory authorities continue to review products and medical devices even after they receive initial approval. If we receive approval to commercialize any product candidates, the manufacturing, testing, marketing and sale of these drugs and medical devices will be subject to continuing regulation, including compliance with quality systems regulations, good manufacturing practices, adverse event reporting requirements, and prohibitions on promoting a product for unapproved uses. Enforcement actions resulting from failure to comply with government requirements could result in fines, suspension of approvals, withdrawal of approvals, recalls of products, product seizures, operating restrictions, and civil or criminal penalties. These enforcement actions could affect the manufacturing, testing, marketing and sale of our products.

Healthcare reform measures could adversely affect our business.

The efforts of governmental and third-party payers to contain or reduce the costs of healthcare may adversely affect the business and financial condition of pharmaceutical, biotechnology and medical device companies. In the United States and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the United States, pricing of prescription drugs and medical devices is subject to government control, and we expect proposals to implement similar controls in the United States to continue. The pendency or approval of such proposals could result in a decrease in our common stock price or limit our ability to raise capital or to enter into collaborations or license rights to our products.

Federal legislation may increase the pressure to reduce prices of pharmaceutical products paid for by Medicare, which could adversely affect our revenues, if any.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, expanded Medicare coverage for drug purchases by the elderly and disabled beginning in 2006. Under the MMA, private insurance plans subsidized by the government offer prescription drug coverage to Medicare beneficiaries who elect to enroll in their plans. Although almost all prescription drugs are potentially available to plan enrollees, the plans are allowed to use formularies, preferred drug lists and similar mechanisms to favor selected drugs and limit access to other drugs except in certain circumstances. The price of a drug as negotiated between the manufacturer and a plan is a factor that the plan can consider in determining its availability to enrollees.

As a result, we expect that there will be increased pressure to reduce prices for drugs to obtain favorable status for them under the plans offering prescription drug coverage to Medicare beneficiaries. This pressure could decrease the coverage and price that we receive for our products in the future and could seriously harm our business. It is possible that our products, if successfully developed, could be particularly subject to price reduction initiatives because they are based on combinations of lower priced existing drugs.

In addition, some members of Congress advocate that the federal government should negotiate directly with manufacturers for lower prices for drugs in the Medicare program, rather than rely on private plans. If the law were changed to allow or require such direct negotiation, there could be additional reductions in the coverage of and prices that we receive for our products.

New federal laws or regulations on drug importation could make lower cost versions of our future products available, which could adversely affect our revenues, if any.

The prices of some drugs are lower in other countries than in the United States because of government regulation and market conditions. Under current law, importation of drugs into the United States is generally not permitted unless the drugs are approved in the United States and the entity that holds that approval consents to the importation. Various proposals have been advanced to permit the importation of drugs from other countries to provide lower cost alternatives to the products available in the United States. In addition, the MMA requires the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States.

If the laws or regulations are changed to permit the importation of drugs into the United States in circumstances not now permitted, such a change could have an adverse effect on our business by making available lower priced alternatives to our future products.

Failure to obtain regulatory and pricing approvals in foreign jurisdictions could delay or prevent commercialization of our products abroad.

If we succeed in developing any products, we intend to market them in the European Union and other foreign jurisdictions. In order to do so, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval abroad may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and additional risks because there may be additional variations between how our combinations of approved drugs and single agent drugs are treated in foreign jurisdictions. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations. Even if we are successful at obtaining these approvals, regulatory agencies in foreign countries where pricing of prescription drugs or medical devices is controlled by the government, could determine that pricing for our products should be based on prices for the existing drugs that comprise the active pharmaceutical ingredients in our combination products instead of allowing us to price our products at a premium as novel medicines.

Risks Related to Our Intellectual Property

Our success depends upon our ability to obtain and maintain intellectual property protection for our products and technologies.

Our success will depend on our ability to obtain and maintain adequate protection of our intellectual property, including our proprietary drug discovery technology and any products or product candidates we plan to develop. In addition to taking other steps to protect our intellectual property, we intend to apply for patents with claims covering our technologies, processes, products and product candidates when and where we deem it appropriate to do so. We have applied for patent protection covering our clinical and preclinical product candidates and our drug discovery technologies in the United States, and some, but not all, foreign countries. In countries where we have not and do not seek patent protection, third parties may be able to manufacture and sell our products without our permission, and we may not be able to stop them from doing so.

Similarly to other biotechnology companies, our patent position is generally uncertain and involves complex legal and factual questions. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and other biotechnology companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents. In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or drugs, or design around our patents. Our patents may be challenged, invalidated or fail to provide us with any competitive advantages.

The United States Patent and Trademark Office and similar agencies in foreign jurisdictions may not agree with our view that our combination product candidates and our drug discovery technologies are patentable or novel and non-obvious, and on this basis may deny us patent protection. Even if we receive patent protection, others, including those who own patent or trade secret rights associated with the approved drugs that are active pharmaceutical ingredients of our product candidates, may attempt to invalidate our patent or trade secret rights. Even if our patent or trade secret rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights.

If we do not obtain or we are unable to maintain adequate patent or trade secret protection for our products in the United States, competitors could duplicate them without repeating the extensive testing that we will be required to undertake to obtain approval of the products by the FDA and other regulatory authorities. Regardless of any patent protection, under the current statutory framework the FDA is prohibited by law from approving any generic version of any of our combination products for three years after it has approved our product. Upon the expiration of that period, or if that time period is altered, the FDA could approve a generic version of our product unless we have patent protection sufficient for us to block that generic version. Without sufficient patent protection, the applicant for a generic version of our product would be required only to conduct a relatively inexpensive study to show that its product is bioequivalent to our product and would not have to repeat the studies that we conducted to demonstrate that the product is safe and effective. In the absence of adequate patent protection in other countries, competitors may similarly be able to obtain regulatory approval of products that duplicate our products.

We may not be able to develop or commercialize our product candidates due to intellectual property rights held by third parties.

If a third party holds a patent to a composition or method of use of an approved drug that is a component of one or more of our product candidates or a formulation technology related to our planned formulation of a product candidate, we may not be able to develop or commercialize such product candidates without first obtaining a license to such patent, or waiting for the patent to expire. In particular, there are issued patents and patent applications that cover or claim the use of pentamidine, one drug in product candidate CRx-026, for the treatment of cancer. We may not be able to develop or commercialize CRx-026 without first obtaining a license to these patents, or waiting for them to expire. In the event that one or more of the pending counterpart applications issues as a patent, we may not be able to develop or commercialize CRx-026 in a country in which such a counterpart patent issues without first obtaining a license to such patent, or waiting for it to expire. For two of our other product candidates, CRx-139 and

CRx-170, some of the various formulations and methods of use of one drug in the combination are covered by third party patents which could pose an impediment to our ability to develop and commercialize these products. We believe that other formulations and methods of use of these drugs, which are not covered by any third party patents, are available. However, we cannot be sure that the unpatented formulations or methods of use of these drugs will be the optimal formulation, or that a feasible formulation for these product candidates will be available. Additionally, there are three United States patents that may cover therapeutic uses of our preclinical Type II diabetes product candidates. We may not be able to develop or commercialize our preclinical Type II diabetes product candidates without first obtaining a license to these patents, or waiting for them to expire. Our business will be harmed if we are unable to use the optimal formulation or methods of use of the component drugs that comprise our product candidates. This may occur because the formulations or methods of use are covered by one or more third party patents, and a license to such patents is unavailable or is available on terms that are unacceptable to us.

We may be unable to in-license intellectual property rights or technology necessary to develop and commercialize our products

Depending on its ultimate formulation and method of use, before we can develop, clinically test, make, use, or sell a particular product candidate, we may need to obtain a license from one or more third parties who have patent or other intellectual property rights covering components of our product candidate or its method of use. There can be no assurance that such licenses will be available on commercially reasonable terms, or at all. Because our product candidates are based on combinations of existing drugs, there may be a significant number of patents covering both the active pharmaceutical ingredients in our product candidates and their method of use. If a third party does not offer us a necessary license or offers a license only on terms that are unattractive or unacceptable to us, we might be unable to develop and commercialize one or more of our product candidates.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In our activities, we rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities, and to attract and retain collaborators, licensees and customers. We take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships. However, these steps may be inadequate, agreements may be violated, or there may be no adequate remedy available for a violation of an agreement. Our proprietary information may be inadvertently disclosed or we may lose the protection of our trade secrets. Our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets, which could adversely affect our ability to compete in the market.

Litigation or third party claims of intellectual property infringement could require substantial time and money to resolve. Unfavorable outcomes in these proceedings could limit our intellectual property rights and our activities.

We may need to resort to litigation to enforce or defend our intellectual property rights, including any patents issued to us. If a competitor or collaborator files a patent application claiming technology also invented by us, in order to protect our rights, we may have to participate in an expensive and time consuming interference proceeding before the United States Patent and Trademark Office. We cannot guarantee that our product candidates will be free of claims by third parties alleging that we have infringed their intellectual property rights. Third parties may assert that we are employing their proprietary technologies without authorization and they may resort to litigation to attempt to enforce their rights. Third parties may have or obtain patents in the future and claim that the use of our technology or any of our product candidates infringes their patents. We may not be able to develop or commercialize combination product candidates because of patent protection others have. Our business will be harmed if we cannot obtain a necessary or desirable license, can obtain such a license only on terms we consider to be unattractive or unacceptable, or if we are unable to redesign our product candidates or processes to avoid actual or potential patent or other intellectual property infringement.

Our efforts to obtain, protect and defend our patent and other intellectual property rights, whether we are successful or not, can be expensive and may require us to incur substantial costs, including the diversion of management and technical personnel. An unfavorable ruling in patent or intellectual property litigation could subject us to significant liabilities to third parties, require us to cease developing, manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties, or result in awards of substantial damages against us. In addition, defending patent or other intellectual property litigation, whether we are successful or not, can be very expensive and may require us to incur substantial costs, including the diversion of management and technical personnel. During the course of any patent litigation, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the market price of our common stock may decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize our products could seriously harm our business and prospects.

Risks Related to Our Industry

Our competitors and potential competitors may develop products and technologies that make ours less attractive or obsolete.

Many companies, universities, and research organizations developing competing product candidates have greater resources and significantly greater experience in financial, research and development, manufacturing, marketing, sales, distribution, and technical regulatory matters than we have. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Our competitors could commence and complete clinical testing of their product candidates, obtain regulatory approvals, and begin commercial-scale manufacturing of their products faster than we are able to for our products. They could develop drug discovery technology or products that would render our drug discovery technology and product candidates, and those of our collaborators, obsolete and noncompetitive. They may also employ high throughput screening technologies to the discovery of combination drugs, which may render our technologies or our approach to drug discovery and development obsolete or noncompetitive. Our drug discovery technology will compete against well-established techniques to discover new drugs. If we are unable to compete effectively against these existing techniques and the companies that support them, then we may not be able to commercialize our product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenues.

We may have significant product liability exposure which may harm our business and our reputation.

We face exposure to product liability and other claims if our product candidates, products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing, and marketing of human therapeutic products and medical devices. We currently maintain product liability insurance covering our clinical trials in the amount of $5 million. We may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost, if at all. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products or product candidates that we develop. If we are sued for any injury caused by our products, product candidates or processes, our liability could exceed our product liability insurance coverage and our total assets. Claims against us, regardless of their merit or potential outcome, may also generate negative publicity or hurt our ability to obtain physician endorsement of our products or expand our business.

We use and generate materials that may expose us to expensive and time-consuming legal claims.

Our development programs involve the use of hazardous materials, chemicals, and biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, and disposal of materials and waste products. We believe that our safety procedures for handling these materials comply with the standards prescribed by laws and regulations. However, we may incur significant costs to comply with current or future environmental laws and regulations. In addition, we cannot completely eliminate the risk of contamination or injury from hazardous materials. In the event of an accident, an injured party may seek to hold us liable for any damages that result. Any liability could exceed the limits or fall outside the coverage of our insurance, and we may not be able to maintain insurance on acceptable terms, if at all.

Risks Related to an Investment in Our Common Stock

Our common stock may have a volatile public trading price.

An active public market for our common stock has not developed. The market prices for securities of companies comparable to us have been highly volatile. Often, these stocks have experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. Factors giving rise to this volatility may include:

•       disclosure of actual or potential clinical results with respect to product candidates we are developing;

•       regulatory developments in both the United States and abroad;

•       developments concerning proprietary rights, including patents and litigation matters;

•       public concern about the safety or efficacy of our product candidates or technology, or related technology, or new technologies generally;

•       public announcements by our competitors or others; and

•       general market conditions and comments by securities analysts and investors.

Fluctuations in our operating losses could adversely affect the price of our common stock.

Our operating losses may fluctuate significantly on a quarterly basis. Some of the factors that may cause our operating losses to fluctuate on a period-to-period basis include the status of our preclinical and clinical development programs, level of expenses incurred in connection with our preclinical and clinical development programs, implementation or termination of collaboration, licensing, manufacturing or other material agreements with third parties, non-recurring revenue or expenses under any such agreement, and compliance with regulatory requirements. Period-to-period comparisons of our historical and future financial results may not be meaningful, and investors should not rely on them as an indication of future performance. Our fluctuating losses may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

We have limited experience attempting to comply with public company obligations. Attempting to comply with these requirements will increase our costs and require additional management resources, and we still may fail to comply.

As a newly public company, we face and will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. Compliance with the Sarbanes Oxley Act of 2002, as well as other rules of the SEC, the Public Company Accounting Oversight Board and The Nasdaq Global Market has resulted in a significant initial cost to us as well as an ongoing increase in our legal, audit and financial compliance costs. As a public company, we are subject to Section 404 of the Sarbanes Oxley Act relating to internal control over financial reporting. We have commenced a formal process to evaluate our internal controls for purposes of Section 404, and we cannot assure that our internal control over financial reporting will prove to be effective.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have commenced a formal process to evaluate our internal control over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our product development strategy may cause volatility in our stock price, and we may incur significant costs from class action litigation.

Our strategy of initiating proof-of-concept clinical trials for multiple product candidates and making development decisions based on the results of these trials may result in a greater number of public announcements regarding the progress of our development efforts than would be true for a company developing fewer products or advancing products less quickly into proof-of-concept clinical trials. These announcements, including announcements regarding decisions to terminate further development of one or more product candidates, may cause significant volatility in our stock price.

Recently, when the market price of a stock has been volatile, as our stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. A stockholder lawsuit could also divert the time and attention of our management.

Anti-takeover provisions in our charter documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures.

Our charter authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors.

Our charter also provides staggered terms for the members of our board of directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. These provisions could also delay the removal of management by the board of directors with or without cause. In addition, our directors may only be removed for cause and our bylaws limit the ability our stockholders to call special meetings of stockholders.

Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors uses its authority to accelerate vesting of options, this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

Under Section 203 of the Delaware General Corporation Law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management. The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Under our research and license agreement with Angiotech, we have agreed that upon a change of control of us, as defined in the research and license agreement, the agreement would remain in effect, although Angiotech would have the right to terminate the agreement in the six months after a change of control if we were acquired by an entity operating primarily in Angiotech’s field.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of CombinatoRx to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding safety and efficacy of product candidates, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. In addition, forward looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.

The risks, uncertainties and assumptions referred to above include risks that are described in “Business—Risk Factors” and elsewhere in this prospectus and that are otherwise described from time to time in our Securities and Exchange Commission reports filed after this prospectus.

The forward-looking statements included in this prospectus represent our estimates as of the date of this prospectus. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus to fund clinical and preclinical development of our product candidates, to discover additional product candidates, to repay outstanding indebtedness and for general corporate purposes, including capital expenditures and working capital. We may use a portion of our net proceeds to in-license product candidates or to invest in businesses or technologies that we believe are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

						Nine
						Months
						Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006
	(in thousands)
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$(6,227)	$(15,771)	$(20,757)	$(28,896)	$(29,515)	$(24,315)

(1)          In each of the periods presented, earnings were insufficient to cover fixed charges.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•       to or through underwriters or dealers;

•       through one or more agents; or

•       directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•       at a fixed price, or prices, which may be changed from time to time;

•       at market prices prevailing at the time of sale;

•       at prices related to such prevailing market prices; or

•       at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•       the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•       the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•       any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock currently consists of 60,000,000 shares of common stock. On December 7, 2006, we had 28,822,546 shares of common stock outstanding and approximately 99 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our sixth amended and restated certificate of incorporation and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. See the section of this prospectus entitled “Dividend Policy” for further information. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NASDAQ Global Market

Our common stock is listed for quotation on the NASDAQ Global Market under the symbol “CRXX.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of preferred stock. As of December 7, 2006, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our sixth amended and restated certificate of incorporation and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•       the title and stated value;

•       the number of shares offered, the liquidation preference per share and the purchase price;

•       the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•       whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•       the procedures for any auction and remarketing, if any;

•       the provisions for a sinking fund, if any;

•       the provisions for redemption, if applicable;

•       any listing of the preferred stock on any securities exchange or market;

•       whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•       whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•       voting rights, if any, of the preferred stock;

•       a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•       the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CombinatoRx; and

•       any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of CombinatoRx.

•       The preferred stock offered by this prospectus will, when issued not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•       the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•       the currency or currency units in which the offering price, if any, and the exercise price are payable;

•       the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•       if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•       if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•       if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•       the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•       whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•       any applicable material U.S. federal income tax consequences;

•       the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•       the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•       if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•       if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•       information with respect to book-entry procedures, if any;

•       the anti-dilution provisions of the warrants, if any;

•       any redemption or call provisions;

•       whether the warrants are to be sold separately or with other securities as parts of units; and

•       any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to an aggregate principal amount of $75,000,000 in debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $75,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of CombinatoRx and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•       the title of the series;

•       the aggregate principal amount;

•       the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•       any limit on the aggregate principal amount;

•       the date or dates on which principal is payable;

•       the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•       the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•       the place or places where principal and, if applicable, premium and interest, is payable;

•       the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•       the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•       whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•       the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•       the currency of denomination;

•       the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•       if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•       if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•       the provisions, if any, relating to any collateral provided for such debt securities;

•       any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•       any events of default, if not otherwise described below under “Events of Default”;

•       the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;

•       any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•       the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of CombinatoRx.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the term of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•       “book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•       “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of CombinatoRx or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•       the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•       immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•       we fail to pay any principal or premium, if any, when it becomes due;

•       we fail to pay any interest within 30 days after it becomes due;

•       we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•       certain events involving bankruptcy, insolvency or reorganization of CombiantoRx or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•       all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•       all lawful interest on overdue interest and overdue principal has been paid; and

•       the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•       the holder gives to the trustee written notice of a continuing event of default;

•       the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•       the trustee fails to institute a proceeding within 60 days after such request; and

•       the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•       to provide that the surviving entity following a change of control of CombinatoRx permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•       to provide for certificated debt securities in addition to uncertificated debt securities;

•       to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•       to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•       to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•       to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•       reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•       reduce the rate of or change the time for payment of interest or reduce amount of or postpone the date for payment of sinking fund or analogous obligations;

•       reduce the principal of or change the stated maturity of the debt securities;

•       make any debt security payable in money other than that stated in the debt security;

•       change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•       waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•       waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•       take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•       to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(1)   to register the transfer or exchange of such debt securities;

(2)   to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)   to compensate and indemnify the trustee; or

(4)   to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

•       to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•       money;

•       U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•       a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•       in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•       in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•       in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•       certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of

CombinatoRx, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover provisions of our Delaware Certificate of Incorporation and By-laws

In addition to the board of directors’ ability to issue shares of preferred stock, our certificate of incorporation and by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include a classified board of directors, elimination of stockholder action by written consents, elimination of the ability of stockholders to call special meetings, advance notice procedures for stockholder proposals and supermajority vote requirements for amendments to our certificate of incorporation and by-laws.

Classified Board.   Our certificate of incorporation provides for our board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. See “Management—Board of Directors.” Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Elimination of Stockholder Action Through Written Consent.   Our by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the Ability to Call Special Meetings.   Our certificate and by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advanced Notice Procedures for Stockholder Proposals.   Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to the Certificate of Incorporation or By-laws.   Our certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by either a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock. This requirement of a super-majority vote to approve amendments to the certificate and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments

Provisions of Delaware law governing business combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•       prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status;

•       upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•       at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with all of our current non-employee directors and expect to enter into a similar agreement with any new directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.combinatorx.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the NASDAQ Global Market. For further information on obtaining copies of our public filings at the NASDAQ Global Market, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•       Our Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-51171);

•       Our Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 2006, June 30, 2006 and September 30, 2006 (File No. 0-51171);

•       Our Current Reports on Form 8-K filed with the SEC on January 19, 2006, January 26, 2006, January 30, 2006, January 31, 2006, February 22, 2006, February 24, 2006, March 10, 2006, March 24, 2006, April 3, 2006, April 7, 2006, April 18, 2006 (2), April 21, 2006, April 24, 2006, May 10, 2006, May 22, 2006, June 5, 2006 (2), June 7, 2006, June 12, 2006, June 22, 2006, June 30, 2006, September 26, 2006, October 2, 2006, November 6, 2006 and December 6, 2006 (File No. 0-51171); and

•       Our Proxy Statement on Schedule 14A filed with the SEC on April 19, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

CombinatoRx, Incorporated
Attn: Investor Relations
245 First Street
16th Floor
Cambridge, Massachusetts 02142
(617) 301-7000

Copies of these filings are also available, without charge, on our website at http://www.combinatorx.com.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CombinatoRx, Incorporated appearing in CombinatoRx, Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$75,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities

PROSPECTUS

              , 200

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee	$8,025
Printing and engraving expenses	$25,000	*
Legal fees and expenses	$250,000	*
Accounting fees and expenses	$20,000	*
Blue sky fees and expenses	$5,000	*
Transfer Agent and Registrar fees	$5,000	*
Trust fees and expenses	$5,000	*
Miscellaneous	$6,975	*
Total	$325,000	*

*                    Estimated.

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the

State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our Restated Certificate of Incorporation provides that our directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our restated certificate of incorporation provides that we shall indemnify our directors to the full extent permitted by the laws of the State of Delaware.

Our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, we have entered into indemnification agreements with each of our non-employee directors that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 16.                 Exhibits and Financial Statement Schedules

		Incorporated by Reference to:
				Filing
		Form or	Exhibit	Date with	SEC File
Exhibit No.	Description	Schedule	No.	SEC	Number
1.1	Form of Underwriting Agreement^
3.1	Sixth Amended and Restated Certificate of Incorporation.	S-1/A	3.2	11/4/2005	333-121173
3.2	Amended and Restated By-Laws.	S-1	3.4	12/10/2004	333-121173
4.1	Specimen Common Stock Certificate.	S-1/A	4.1	1/19/2005	333-121173
4.2	Warrant issued to General Electric Capital Corporation on September 15, 2004 to purchase up to 8,892 shares of the Registrant’s Common Stock.	S-1	10.7	12/10/2004	333-121173
4.3	Warrant issued to General Electric Capital Corporation on June 28, 2005 to purchase 471 shares of the Registrant’s Common Stock.	10-K	4.5	3/20/2006	000-51171
4.4	Warrant issued to Silicon Valley Bank on April 25, 2001 to purchase up to 10,019 of the Registrant’s Common Stock.	S-1	10.9	12/10/2004	333-121173
4.5	Registration Rights Agreement dated as of April 25, 2001 by and between Silicon Valley Bank and the Registrant.	S-1	10.10	12/10/2004	333-121173
4.6	Form of Warrant to purchase shares of the Registrant’s Stock, together with a schedule of warrant holders.	S-1	10.11	12/10/2004	333-121173

4.7	Form of Warrant issued to BioMedical Sciences Investment Fund Pte Ltd on August 19, 2005 to purchase up to 25,000 shares of the Registrant’s Common Stock.	S-1/A	10.45	8/19/2005	333-121173
4.8	Second Amended and Restated Investors’ Rights Agreement, dated as of February 18, 2004, by and between the Registrant and the investors named therein, as amended.	S-1	10.17	12/10/2004	333-121173
4.9	Amendment to the Second Amended and Restated Investors’ Rights Agreement by and between the Registrant and the investors named therein, dated as of December 8, 2004.	S-1	10.18	12/10/2004	333-121173
4.10	Securities Purchase Agreement, dated March 22, 2006, between the Registrant and the purchasers named on Exhibit A thereto.	8-K	10.1	3/24/2006	000-51171
4.11	Omnibus Amendment Agreement, dated as of December 1, 2006, among the Registrant and certain of the Company’s stockholders	8-K	10.1	12/6/2006	000-51171
4.12	Form of Common Stock Warrant Agreement and Warrant Certificate^
4.13	Form of Preferred Stock Warrant Agreement and Warrant Certificate^
4.14	Form of Debt Securities Warrant Agreement and Warrant Certificate^
4.15	Form of Indenture*
4.16	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock^
5.1	Opinion of Ropes & Gray, LLP*
#10.1	2000 Stock Option Plan, as amended.	S-1	10.1	12/10/2004	333-121173
#10.2	Amended and Restated 2004 Incentive Plan.	8-K	10.1	6/5/2006	000-51171
#10.3	Form Incentive Stock Option Agreement under the 2004 Incentive Plan	10-K	10.3	3/20/2006	000-51171
#10.4	Form Non-Qualified Option Agreement under the 2004 Incentive Plan	10-K	10.4	3/20/2006	000-51171

10.5	Master Security Agreement, dated as of July 20, 2004, by and between the Registrant and General Electric Capital Corporation.	S-1	10.12	12/10/2004	333-121173
10.6	Form of Promissory Note issued by the Registrant to General Electric Capital Corporation.	S-1	10.13	12/10/2004	333-121173
10.7	Revised Loan Proposal, dated as of May 3, 2005, between General Electric Capital Corporation and the Registrant.	10-K	10.8	3/20/2006	000-51171
10.8	Revised Loan Proposal dated as of April 19, 2006, between General Electric Capital Corporation and the Registrant.	8-K	10.2	6/30/2006	000-51171
#10.9	First Amended Employment, Confidentiality and Non-Competition Agreement with Alexis Borisy, dated as of July 1, 2004.	S-1	10.22	12/10/2004	333-121173
#10.10	Employment, Confidentiality and Non-Competition Agreement with Robert Forrester, dated as of February 23, 2004.	S-1	10.23	12/10/2004	333-121173
#10.11	Employment Letter Agreement with Daniel Grau, dated as of March 1, 2005.	10-K	10.15	3/20/2006	000-51171
#10.12	Third Amended Employment, Confidentiality and Non-Competition Agreement with Curtis Keith, dated as of December 1, 2006
#10.13	Employment, Confidentiality and Non-Competition Agreement with Jan Lessem, dated as of September 21, 2006	8-K	10.1	9/26/2006	000-51171
#10.14	Employment Letter Agreement with Jason F. Cole, dated as of January 23, 2006.	10-K	10.15	3/20/2006	000-51171
#10.15	Employment Letter Agreement with Lynn Baird, dated as of March 31, 2006	8-K	10.1	4/24/2006	000-51171
#10.16	Restricted Stock Award Agreement, dated January 26, 2006, by and between Alexis Borisy and the Registrant.	8-K	10.1	1/26/2006	000-51171
#10.17	Restricted Stock Award Agreement, dated January 26, 2006, by and between Robert Forrester and the Registrant.	8-K	10.2	1/26/2006	000-51171

#10.18	Restricted Stock Award Agreement, dated January 26, 2006, by and between Jan Lessem and the Registrant.	8-K	10.3	1/26/2006	000-51171
#10.19	Restricted Stock Award Agreement, dated January 26, 2006, by and between Curtis Keith and the Registrant.	8-K	10.4	1/26/2006	000-51171
#10.20	Restricted Stock Award Agreement, dated January 26, 2006, by and between Daniel Grau and the Registrant.	8-K	10.5	1/26/2006	000-51171
#10.21	Restricted Stock Award Agreement, dated April 24, 2006, by and between Lynn Baird and the Registrant.	8-K	10.2	4/24/2006	000-51171
10.22	Founder’s Agreement with Alexis Borisy, dated as of January 26, 2001.	S-1	10.28	12/10/2004	333-121173
10.23	Founder’s Agreement with Curtis Keith, dated as of January 26, 2001.	S-1	10.29	12/10/2004	333-121173
10.24	Founder’s Agreement with Michael Foley, dated as of January 26, 2001.	S-1	10.30	12/10/2004	333-121173
10.25	Founder’s Agreement with Brent Stockwell, dated as of January 26, 2001.	S-1	10.31	12/10/2004	333-121173
10.26	Form of Indemnification Agreement for directors.	S-1/A	10.32	1/19/2005	333-121173
10.27	Sponsored Research Agreement, dated as of August 19, 2004, by and between Spinal Muscular Atrophy Foundation and the Registrant.	S-1	10.19	12/10/2004	333-121173
10.28	Agreement, dated as of February 18, 2005, by and between the Registrant and Novartis Pharmaceuticals Corporation.	S-1/A	10.33	2/18/2005	333-121173
10.29	License Agreement, dated as of May 4, 2005, by and between HenKan Pharmaceutical Company and the Registrant.	S-1/A	10.34	8/19/2005	333-121173
10.30	Research Agreement, dated as of August 9, 2005, by and between the Registrant and CHDI, Inc.	S-1/A	10.35	8/19/2005	333-121173
10.31	First Amendment to Research Agreement, dated as of December 15, 2005, by and between CHDI, Inc. and the Registrant.	10-K	10.30	3/20/2006	000-51171

10.32	Subcontract Agreement, effective August 10, 2005, between Science Application International Corporation and the Registrant.	S-1/A	10.36	8/19/2005	333-121173
10.33	Research Project Cooperative Agreement, dated April 10, 2005, between the National Institutes of Health and the Registrant.	S-1/A	10.37	8/19/2005	333-121173
10.34	Form of Subscription and Shareholders Agreement, among CombinatoRx (Singapore) Pte Ltd, BioMedical Sciences Investment Fund Pte Ltd and the Registrant.	S-1/A	10.38	8/19/2005	333-121173
10.35	Form of Terms and Conditions of the Notes, of CombinatoRx (Singapore) Pte Ltd.	S-1/A	10.39	8/19/2005	333-121173
10.36	Form of Debenture between CombinatoRx (Singapore) Pte Ltd and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.40	8/19/2005	333-121173
10.37	Form of Services Agreement, by and between the Registrant and CombinatoRx (Singapore) Pte Ltd.	S-1/A	10.41	8/19/2005	333-121173
10.38	Form of Registration Rights Agreement, by and among the Registrant and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.42	8/19/2005	333-121173
10.39	Form of Swap-up Agreement, among CombinatoRx (Singapore) Pte Ltd, BioMedical Sciences Investment Fund Pte Ltd and the Registrant.	S-1/A	10.43	8/19/2005	333-121173
10.40	Form of Share Charge, between the Registrant and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.44	8/19/2005	333-121173
†10.41	Research and License Agreement, dated as of October 3, 2005, between Angiotech Pharmaceuticals, Inc. and the Registrant.	S-1/A	10.46	10/5/2005	333-121173
10.42	Stock Purchase Agreement, dated as of October 3, 2005, by and among the Registrant and Angiotech Pharmaceuticals, Inc.	S-1/A	10.47	10/3/2005	333-121173

10.43	Research and License Agreement, dated January 30, 2006, between Fovea Pharmaceuticals SA and the Registrant.	10-K	10.42	3/20/2006	000-51171
10.44	Amendment to Research and License Agreement, dated June 26, 2006, between Fovea Pharmaceuticals SA and the Registrant.	8-K	10.1	6/30/2006	000-51171
10.45	Office and Laboratory Lease Agreement, as of October 18, 2005, by and between MA-Riverview, 1245 First Street, L.L.C. and the Registrant.	S-1/A	10.48	10/24/2005	333-121173
10.46	First Amendment to Office and Laboratory Lease Agreement, as of March 9, 2006, by and between MA-Riverview, 245 First Street, L.L.C. and the Registrant.	10-K	10.44	3/20/2006	000-51171
†10.47	Research, Development and Commercialization Agreement, dated May 31, 2006, between the Cystic Fibrosis Foundation Therapeutics Incorporated and the Registrant.	8-K	10.1	6/5/2006	000-51171
12.1	Statement re: Computation of Ratios*
21.1	List of subsidiaries.	10-K	21.1	3/20/2006	000-51171
23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
*23.2	Consent of Ernst & Young LLP*
24.1	Power of attorney—included on the signature page
25.1	Statement of Eligibility of Trustee Under Debt Indenture^^

*                          Filed herewith.

†                           Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

#                       Management contract or compensatory plan or arrangement.

^                    To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.

^^       To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)   The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on the 11th day of December, 2006.

COMBINATORX, INCORPORATED
By:	/s/ ALEXIS BORISY
Name: Alexis Borisy
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Alexis Borisy, Robert Forrester and Jason Cole, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ALEXIS BORISY	President, Chief Executive Officer and	December 11, 2006
Alexis Borisy	Director (Principtal Executive Officer)
/s/ ROBERT FORRESTER	Executive Vice President and Chief	December 11, 2006
Robert Forrester	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)
/s/ RICHARD ALDRICH	Director	December 11, 2006
Richard Aldrich
/s/ MICHAEL KAUFFMAN	Director	December 11, 2006
Michael Kauffman

/s/ BARBARA DEPTULA	Director	December 11, 2006
Barbara Deptula
/s/ PATRICK FORTUNE	Director	December 11, 2006
Patrick Fortune
/s/ FRANK HAYDU	Director	December 11, 2006
Frank Haydu
/s/ RICHARD POPS	Director	December 11, 2006
Richard Pops

EXHIBIT INDEX

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
1.1	Form of Underwriting Agreement^
3.1	Sixth Amended and Restated Certificate of Incorporation.	S-1/A	3.2	11/4/2005	333-121173
3.2	Amended and Restated By-Laws.	S-1	3.4	12/10/2004	333-121173
4.1	Specimen Common Stock Certificate.	S-1/A	4.1	1/19/2005	333-121173
4.2	Warrant issued to General Electric Capital Corporation on September 15, 2004 to purchase up to 8,892 shares of the Registrant’s Common Stock.	S-1	10.7	12/10/2004	333-121173
4.3	Warrant issued to General Electric Capital Corporation on June 28, 2005 to purchase 471 shares of the Registrant’s Common Stock.	10-K	4.5	3/20/2006	000-51171
4.4	Warrant issued to Silicon Valley Bank on April 25, 2001 to purchase up to 10,019 of the Registrant’s Common Stock.	S-1	10.9	12/10/2004	333-121173
4.5	Registration Rights Agreement dated as of April 25, 2001 by and between Silicon Valley Bank and the Registrant.	S-1	10.10	12/10/2004	333-121173
4.6	Form of Warrant to purchase shares of the Registrant’s Stock, together with a schedule of warrant holders.	S-1	10.11	12/10/2004	333-121173
4.7	Form of Warrant issued to BioMedical Sciences Investment Fund Pte Ltd on August 19, 2005 to purchase up to 25,000 shares of the Registrant’s Common Stock.	S-1/A	10.45	8/19/2005	333-121173
4.8	Second Amended and Restated Investors’ Rights Agreement, dated as of February 18, 2004, by and between the Registrant and the investors named therein, as amended.	S-1	10.17	12/10/2004	333-121173
4.9	Amendment to the Second Amended and Restated Investors’ Rights Agreement by and between the Registrant and the investors named therein, dated as of December 8, 2004.	S-1	10.18	12/10/2004	333-121173

4.10	Securities Purchase Agreement, dated March 22, 2006, between the Registrant and the purchasers named on Exhibit A thereto.	8-K	10.1	3/24/2006	000-51171
4.11	Omnibus Amendment Agreement, dated as of December 1, 2006, among the Registrant and certain of the Company’s stockholders	8-K	10.1	12/6/2006	000-51171
4.12	Form of Common Stock Warrant Agreement and Warrant Certificate^
4.13	Form of Preferred Stock Warrant Agreement and Warrant Certificate^
4.14	Form of Debt Securities Warrant Agreement and Warrant Certificate^
4.15	Form of Indenture*
4.16	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock^
5.1	Opinion of Ropes & Gray, LLP*
#10.1	2000 Stock Option Plan, as amended.	S-1	10.1	12/10/2004	333-121173
#10.2	Amended and Restated 2004 Incentive Plan.	8-K	10.1	6/5/2006	000-51171
#10.3	Form Incentive Stock Option Agreement under the 2004 Incentive Plan	10-K	10.3	3/20/2006	000-51171
#10.4	Form Non-Qualified Option Agreement under the 2004 Incentive Plan	10-K	10.4	3/20/2006	000-51171
10.5	Master Security Agreement, dated as of July 20, 2004, by and between the Registrant and General Electric Capital Corporation.	S-1	10.12	12/10/2004	333-121173
10.6	Form of Promissory Note issued by the Registrant to General Electric Capital Corporation.	S-1	10.13	12/10/2004	333-121173
10.7	Revised Loan Proposal, dated as of May 3, 2005, between General Electric Capital Corporation and the Registrant.	10-K	10.8	3/20/2006	000-51171
10.8	Revised Loan Proposal dated as of April 19, 2006, between General Electric Capital Corporation and the Registrant.	8-K	10.2	6/30/2006	000-51171

#10.9	First Amended Employment, Confidentiality and Non-Competition Agreement with Alexis Borisy, dated as of July 1, 2004.	S-1	10.22	12/10/2004	333-121173
#10.10	Employment, Confidentiality and Non-Competition Agreement with Robert Forrester, dated as of February 23, 2004.	S-1	10.23	12/10/2004	333-121173
#10.11	Employment Letter Agreement with Daniel Grau, dated as of March 1, 2005.	10-K	10.15	3/20/2006	000-51171
#10.12	Third Amended Employment, Confidentiality and Non-Competition Agreement with Curtis Keith, dated as of December 1, 2006*
#10.13	Employment, Confidentiality and Non-Competition Agreement with Jan Lessem, dated as of September 21, 2006	8-K	10.1	9/26/2006	000-51171
#10.14	Employment Letter Agreement with Jason F. Cole, dated as of January 23, 2006.	10-K	10.15	3/20/2006	000-51171
#10.15	Employment Letter Agreement with Lynn Baird, dated as of March 31, 2006	8-K	10.1	4/24/2006	000-51171
#10.16	Restricted Stock Award Agreement, dated January 26, 2006, by and between Alexis Borisy and the Registrant.	8-K	10.1	1/26/2006	000-51171
#10.17	Restricted Stock Award Agreement, dated January 26, 2006, by and between Robert Forrester and the Registrant.	8-K	10.2	1/26/2006	000-51171
#10.18	Restricted Stock Award Agreement, dated January 26, 2006, by and between Jan Lessem and the Registrant.	8-K	10.3	1/26/2006	000-51171
#10.19	Restricted Stock Award Agreement, dated January 26, 2006, by and between Curtis Keith and the Registrant.	8-K	10.4	1/26/2006	000-51171

#10.20	Restricted Stock Award Agreement, dated January 26, 2006, by and between Daniel Grau and the Registrant.	8-K	10.5	1/26/2006	000-51171
#10.21	Restricted Stock Award Agreement, dated April 24, 2006, by and between Lynn Baird and the Registrant.	8-K	10.2	4/24/2006	000-51171
10.22	Founder’s Agreement with Alexis Borisy, dated as of January 26, 2001.	S-1	10.28	12/10/2004	333-121173
10.23	Founder’s Agreement with Curtis Keith, dated as of January 26, 2001.	S-1	10.29	12/10/2004	333-121173
10.24	Founder’s Agreement with Michael Foley, dated as of January 26, 2001.	S-1	10.30	12/10/2004	333-121173
10.25	Founder’s Agreement with Brent Stockwell, dated as of January 26, 2001.	S-1	10.31	12/10/2004	333-121173
10.26	Form of Indemnification Agreement for directors.	S-1/A	10.32	1/19/2005	333-121173
10.27	Sponsored Research Agreement, dated as of August 19, 2004, by and between Spinal Muscular Atrophy Foundation and the Registrant.	S-1	10.19	12/10/2004	333-121173
10.28	Agreement, dated as of February 18, 2005, by and between the Registrant and Novartis Pharmaceuticals Corporation.	S-1/A	10.33	2/18/2005	333-121173
10.29	License Agreement, dated as of May 4, 2005, by and between HenKan Pharmaceutical Company and the Registrant.	S-1/A	10.34	8/19/2005	333-121173
10.30	Research Agreement, dated as of August 9, 2005, by and between the Registrant and CHDI, Inc.	S-1/A	10.35	8/19/2005	333-121173
10.31	First Amendment to Research Agreement, dated as of December 15, 2005, by and between CHDI, Inc. and the Registrant.	10-K	10.30	3/20/2006	000-51171
10.32	Subcontract Agreement, effective August 10, 2005, between Science Application International Corporation and the Registrant.	S-1/A	10.36	8/19/2005	333-121173

10.33	Research Project Cooperative Agreement, dated April 10, 2005, between the National Institutes of Health and the Registrant.	S-1/A	10.37	8/19/2005	333-121173
10.34	Form of Subscription and Shareholders Agreement, among CombinatoRx (Singapore) Pte Ltd, BioMedical Sciences Investment Fund Pte Ltd and the Registrant.	S-1/A	10.38	8/19/2005	333-121173
10.35	Form of Terms and Conditions of the Notes, of CombinatoRx (Singapore) Pte Ltd.	S-1/A	10.39	8/19/2005	333-121173
10.36	Form of Debenture between CombinatoRx (Singapore) Pte Ltd and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.40	8/19/2005	333-121173
10.37	Form of Services Agreement, by and between the Registrant and CombinatoRx (Singapore) Pte Ltd.	S-1/A	10.41	8/19/2005	333-121173
10.38	Form of Registration Rights Agreement, by and among the Registrant and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.42	8/19/2005	333-121173
10.39	Form of Swap-up Agreement, among CombinatoRx (Singapore) Pte Ltd, BioMedical Sciences Investment Fund Pte Ltd and the Registrant.	S-1/A	10.43	8/19/2005	333-121173
10.40	Form of Share Charge, between the Registrant and BioMedical Sciences Investment Fund Pte Ltd.	S-1/A	10.44	8/19/2005	333-121173
†10.41	Research and License Agreement, dated as of October 3, 2005, between Angiotech Pharmaceuticals, Inc. and the Registrant.	S-1/A	10.46	10/5/2005	333-121173
10.42	Stock Purchase Agreement, dated as of October 3, 2005, by and among the Registrant and Angiotech Pharmaceuticals, Inc.	S-1/A	10.47	10/3/2005	333-121173
10.43	Research and License Agreement, dated January 30, 2006, between Fovea Pharmaceuticals SA and the Registrant.	10-K	10.42	3/20/2006	000-51171

10.44	Amendment to Research and License Agreement, dated June 26, 2006, between Fovea Pharmaceuticals SA and the Registrant.	8-K	10.1	6/30/2006	000-51171
10.45	Office and Laboratory Lease Agreement, as of October 18, 2005, by and between MA-Riverview, 1245 First Street, L.L.C. and the Registrant.	S-1/A	10.48	10/24/2005	333-121173
10.46	First Amendment to Office and Laboratory Lease Agreement, as of March 9, 2006, by and between MA-Riverview, 245 First Street, L.L.C. and the Registrant.	10-K	10.44	3/20/2006	000-51171
†10.47	Research, Development and Commercialization Agreement, dated May 31, 2006, between the Cystic Fibrosis Foundation Therapeutics Incorporated and the Registrant.	8-K	10.1	6/5/2006	000-51171
12.1	Statement re: Computation of Ratios*
21.1	List of subsidiaries.	10-K	21.1	3/20/2006	000-51171
23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
*23.2	Consent of Ernst & Young LLP*
24.1	Power of attorney—included on the signature page
25.1	Statement of Eligibility of Trustee Under Debt Indenture^^

*                          Filed herewith.

†                          Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

#                       Management contract or compensatory plan or arrangement.

^                    To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.

^^       To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.